UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019

LIFEWAY FOODS, INC.

(Exact name of registrant as specified in its charter)

ILLINOIS	000-17363	36-3442829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6431 Oakton St. Morton Grove, IL		60053
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (847) 967-1010

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As we previously disclosed, on November 19, 2018, Lifeway announced that it had appointed Eric Hanson, 44, its Chief Accounting Officer, to the additional position of Chief Financial Officer. In connection with Mr. Hanson’s appointment as Chief Financial and Accounting Officer, on January 18, 2019, Lifeway entered into an Executive Employment Agreement with Mr. Hanson (the “Hanson Employment Agreement”).

Employment Agreement

On January 18, 2019, Lifeway entered into an employment agreement with Mr. Hanson for his employment as our Chief Financial and Accounting Officer (the “Hanson Employment Agreement”), the term of which is effective as of November 19, 2018 and expires on December 31, 2019. The Hanson Employment Agreement automatically renews on January 1 of each year, and renews automatically for successive terms of one year, unless pursuant to the Agreement it is terminated earlier or the Board gives timely notice of non-renewal.

Mr. Hanson’s initial base salary is $250,000, which is subject to annual review by the Board. Pursuant to the Agreement, Mr. Hanson is also eligible for a cash bonus of up to 30% of his base salary, as well as equity and other incentive awards, in the sole discretion of the Board, based on the satisfaction of certain pre-established performance goals established by the Board. For 2019, the Board will set bonus targets in compliance with its Omnibus Plan and in consultation with the Board’s independent compensation consultant and management.

Mr. Hanson is subject to covenants not to compete and not to solicit Lifeway customers, contractors, suppliers, or employees during her employment and for a period of 18 months following his termination for any reason. Lifeway will not unreasonably withhold its consent to competitive employment during the 18-month period if Mr. Hanson satisfies certain obligations regarding his future employment. Lifeway may terminate Mr. Hanson’s employment for any lawful reason, with or without Cause, and Mr. Hanson may resign for or without Good Reason (each as defined in the Hanson Employment Agreement).

Employment Agreement summary of payments and benefits due after termination of employment

Pursuant to the Hanson Employment Agreement, Mr. Hanson, upon Non-Renewal, termination without Cause, or by his resignation with Good Reason (as defined in the Hanson Employment Agreement), will be entitled to certain payments and benefits shown in the tables below. Receipt of any severance amounts under the Hanson Employment Agreement is conditioned on execution of an enforceable general release of claims in a form satisfactory to Lifeway.

	Non-Renewal	Termination without Cause or Resignation for Good Reason	Termination for Cause or Resignation Without Good Reason
Base Salary	3 months after termination date	The remainder of the term or 6 months, whichever is greater	Through termination date

Bonus Payments	Greater of (i) bonus for fiscal year of termination date (ii) bonus paid for fiscal year prior to termination date	Greater of (i) bonus for fiscal year of termination date (ii) bonus paid for fiscal year prior to termination date	None

Outstanding Equity Awards	Vested but unsettled outstanding equity awards	Accelerated vesting of all outstanding equity awards	Vested but unsettled outstanding equity awards

Health Insurance	Contributions toward COBRA premiums through the earliest of (i) three calendar months after termination date, (ii) the date executive becomes eligible for group health insurance through another employer, or (iii) the date executive ceases to be eligible for COBRA coverage	Company-paid COBRA premiums through the earliest of (i) six calendar months after termination date, (ii) the date executive becomes eligible for group health insurance through another employer, or (iii) the date executive ceases to be eligible for COBRA coverage	None

Financial Services or Transition-Related	None	$10,000	None

The foregoing references to and descriptions of the Hanson Employment Agreement in this Current Report do not purport to be complete are qualified in their entirety by reference to the full text of the Hanson Employment Agreement, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

No.	Description	Form	Period Ending	Exhibit	Filing Date

10.1	Employment Agreement dated January 18, 2019 with Eric Hanson.	Filed Herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:     January 23, 2019

LIFEWAY FOODS, INC.
By:	/s/ Douglas A. Hass
Name: Douglas A. Hass Title: General Counsel and Assistant Corporate Secretary